                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             LASER TECHNOLOGY, INC
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

     (5)  Total fee paid:
--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

     (3)  Filing Party:
--------------------------------------------------------------------------------

     (4)  Date Filed:
--------------------------------------------------------------------------------

Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

$/nofolio
                          [LOGO FOR LASER TECHNOLOGY]

                             7070 South Tucson Way
                        Englewood, Colorado 80112-3921

                                                                  April 3, 2000

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held on Thursday April 20, 2000 at 10:00 a.m. local time, at the offices of the Company, 7070 South Tucson Way, Englewood, Colorado 80112.

     Those matters expected to be acted upon at the Annual Meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. There will also be reports on the activities of the Company and an opportunity to submit questions or comments on matters of interest to shareholders generally.

     Your vote is important. Whether or not you attend the Annual Meeting in person, it's important that your shares be voted on matters that come before the meeting. I urge you to specify your choices by completing the accompanying proxy card and returning it promptly in the enclosed envelope. If you sign and return your proxy card without marking choices, it will be understood that you want your shares voted in accordance with the directors' recommendations. If you attend the Meeting, you may revoke your proxy and vote your shares in person.

     We look forward to seeing you at the Meeting.

                              Sincerely,
                              /s/ Eric Miller
                              Eric Miller
                              President and Chief Executive Officer

                            Laser Technology, Inc.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 20, 2000

To our Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of Laser Technology, Inc., a Delaware corporation (the "Company"), will be held on Thursday, April 20, 2000, at 10:00 a.m. local time, at the offices of the Company, 7070 South Tucson Way, Englewood, Colorado 80112.

     Only shareholders of record at the close of business on March 21, 2000, are entitled to notice of and to vote at the Meeting. The items on the agenda, as described in the attached proxy statement, are as follows:

     1. To elect six directors to serve for the ensuing year or until their successors are duly elected and qualified;

     2. To approve the adoption of an amendment to the Laser Technology, Inc. Non-Employee Director Option Plan to increase the number of shares available under the plan by 120,000;

     3. To ratify the proposal to reimburse certain shareholders for legal fees and other expenses associated with the Proxy Statement filed by the Independent Shareholders Committee;

     4. To ratify the appointment of Jones, Jensen & Company as independent auditors for the Company for the fiscal year ending September 30, 2000; and

     5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the Meeting in person. Holders of a majority of the Company's outstanding voting shares must be present either in person or by proxy in order for the meeting to be held. To assure your representation at the Meeting, and whether or not you plan to attend in person, you are urged to mark, sign, date and return the enclosed proxy card at your earliest convenience. Any shareholders attending the Meeting may revoke their proxies and vote their shares in person.

                              By Order of the Board of Directors


                              /s/ Elizabeth Hearty
                              Elizabeth Hearty
                              Secretary
Englewood, Colorado
April 3, 2000

                             Laser Technology, Inc.
                             7070 South Tucson Way
                         Englewood, Colorado 80112-3921

                          --------------------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                          --------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of Laser Technology, Inc. (the "Company") to be held Thursday, April 20, 2000, at 10:00 a.m. local time, at the offices of the Company, 7070 South Tucson Way, Englewood, Colorado 80112, and at any and all adjournments thereof. The accompanying proxy is solicited by the Board of Directors of the Company and is revocable by the shareholder any time before it is voted. For more information concerning the procedure for revoking the proxy, see "General." This Proxy Statement is first being mailed to shareholders on or about April 3, 2000, preceded or accompanied by the Company's Annual Report to Shareholders for the fiscal year ended September 30, 1999.

     Shareholders of record at the close of business on March 21, 2000 will be entitled to vote on all matters. On the record date the Company had 5,019,551 shares of the Company's Common Stock (the "Common Stock") outstanding. The holders of the Common Stock are entitled to one vote per share. The Company has no class of voting securities outstanding other than the Common Stock.

     All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Under the Company's Bylaws and Delaware law:
(1) shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal.

     The proxies named in the enclosed proxy card may, at the direction of the Board, vote to adjourn or postpone the Meeting to another time or place for the purpose of soliciting additional proxies necessary for approval of a proposal or otherwise.

          Any properly executed proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no instructions are marked with respect to the matters to be acted upon, each such proxy will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement.

                         ITEM 1. ELECTION OF DIRECTORS

     Pursuant to the provisions of the Company's Certificate of Incorporation and By-Laws, the Board of Directors is to consist of at least three directors and a maximum of nine directors. Presently, the number of directors in office is six.

     At the Meeting, six directors will be nominated to be elected to the Board of Directors, each director to hold office for one year or until the director's successor is elected and qualified. Unless otherwise instructed, it is intended that the shares represented by the enclosed proxy will be voted FOR the election of the six nominees named below, all of whom are currently directors of the Company. In the event any of the nominees named herein are unable or decline to serve as a director at the time of the Meeting, it is intended that the proxies will be voted for the election of a substitute nominee as the proxy holder may determine. The Board of Directors has no reason to believe that any nominee listed below will be unable or will decline to serve as a director.

     The following persons, all of whom are incumbent directors, are being nominated for election to the Company's Board of Directors:

   Nominee for Election to the Office of Director at the 1999 Annual Meeting

                              Director
Nominee                  Age   Since        Position with the Company
-------                  ---   -----   ------------------------------------
Jeremy G. Dunne.......    42    1986   Chief Technical Officer and Director
H. DeWorth Williams...    64    1994   Director
Walter R. Keay........    62    2000   Director
Edward F. Cowle.......    43    2000   Director
William P. Behrens....    61    2000   Director
Nicholas J. Cooney....    64    2000   Director

                 Business Experience of Directors and Nominees

     Jeremy G. Dunne. Mr. Dunne has been employed by the Company since 1986 and currently serves as Chief Technical Officer. From 1981 to 1986, Mr. Dunne was a chief engineer for Hydrographic Services, International in Southbrough Kent, England, a company that performs software and system design for the hydrographic surveying industry. From 1980 to 1981, Mr. Dunne was an electrical engineering technician with Plessy Marine, Ltd. in Ilford Essex, England, a manufacturer of electronic instrumentation. Mr. Dunne earned a B.A. Degree in Electrical Engineering from the University of Cambridge, Cambridge, England. Mr. Dunne agreed to a Securities and Exchange Commission order issued on March 20, 2000 to not cause any violations of Section 13(a) of the Securities Exchange Act.

     H. DeWorth Williams. Mr. Williams is the owner of Williams Investment Company and has been a financial consultant for more than thirty years. During this time, Mr. Williams has been instrumental in facilitating and completing several mergers, acquisitions, business consolidations and underwritings. Mr. Williams is the brother of the Company's former President, David Williams. Mr. Williams agreed to a Securities and Exchange Commission order issued on March 20, 2000 to not cause any violations of Section 13(a) of the Securities Exchange Act.

     Walter R. Keay. Mr. Keay has been employed for over 35 years in the securities industry. He is presently President of Knickerbocker Capital, Inc., an investment banking consulting firm in Pennsylvania. From 1987 through 1999, he was founder and President of Knickerbocker Securities, Inc., a member of the National Association of Securities Dealers. Knickerbocker Securities was the

Company's underwriter when it was initially listed on the American Stock Exchange in 1993. Prior to forming Knickerbocker Securities, Mr. Keay was Director of Corporate Finance for various New York Stock Exchange member firms. Prior to engaging in investment banking, Mr. Keay was a securities analyst, working extensively with large conglomerate type corporations, both as an analyst and in the area of mergers and acquisitions. He graduated from Brown University with a B.A. Degree in Economics and did graduate work at New York University School of Business Administration.

     Edward F. Cowle. Mr. Cowle has been self employed in financial public relations from 1994 to the present, assisting public companies with financial and investment banking activities. From 1992 to 1994, Mr. Cowle was a Senior Vice President - Investments with Paine Webber in New York City and from 1991 to 1992, he was a Registered Representative with Bear Stearns & Company, also in New York City. Mr. Cowle graduated from Fairleigh Dickinson University in Madison, New Jersey in 1978 with a B.A. Degree in English, American Studies.
Mr. Cowle also attended Vermont Law School in South Royalton, Vermont from 1978 to 1979.

     William P. Behrens. Mr. Behrens has been employed by Ernst & Company since 1965, where he has served in several positions, including Chief Executive Officer (1998 to present); Chairman of the Board of Investec Ernst & Company International Brokerage Ltd. (1990); Senior Managing Director and CEO (1989); and General Manager (1971). Mr. Behrens has been a partner of Investec Ernst & Company since 1975, and was appointed to the Executive Committee in 1980. Since 1999, he has served as Chief Executive Officer of Investec Ernst & Company. Mr. Behrens has been actively involved in the securities industry for his entire professional life, and has served in numerous professional capacities, including positions as a member of the American Stock Exchange Nominating Committee (1997-
1999); a member of the Nominating Committee of the National Securities Clearing Corp. (NSCC) (1993-1994); a member of the Board of Directors of NSCC (1988-
1991); a member of the American Stock Exchange Nominating Committee (1987-1988); an American Stock Exchange Official (1985-present); Vice-Chairman of the Board of Options Clearing Corporation (1985-1986); a director of Options Clearing Corporation (1981-1984); Chairman of the Securities Industry Association, Operations Committee (1981-1983), and Vice Chairman of the National Association of Securities Dealers, Inc., District #10, Business Conduct Committee (currently). Mr. Behrens graduated from Bernard Baruch College - City University of New York.

     Nicholas J. Cooney. Mr. Cooney has been principally self-employed in three areas for several years - as an attorney, concentrating in corporate and finance; as a professional arbitrator and mediator; and as an investment banker. Since 1982, Mr. Cooney has been engaged as a sole proprietor in the practice of law in the State of New York, where he was licensed to practice law in 1960. From 1994 to 1999, Mr. Cooney was affiliated as an investment banking executive with Knickerbocker Securities, Inc., a small investment banking firm in New York City. Mr. Cooney was involved for a period of over 25 years in the legal affairs of three major corporations - Kidde, Inc., formerly known as Walter Kidde & Co., Inc., as a consultant (1982-1988); Ingersoll-Rand Company (1971-1982), where as assistant company counsel, he was responsible for the legal matters of two groups having in excess of $500 million in annual sales; and American Express Company, as a staff attorney (1962-1971). Prior to his corporate affiliations, Mr. Cooney was associated with the Wall Street law firm of Lowenstein, Pitcher, Hotchkiss, Amman & Parr (now merged under the name Whitman Breed Abbott & Morgan) (1961-1962). Since 1994, Mr. Cooney has served as a contract arbitrator for the Building Service Industry in the New York City area. Mr. Cooney is an active arbitrator for the Commercial Panel of the American Arbitration Association. Mr. Cooney received his Juris Doctorate degree from Fordham University School of Law in 1960, and his bachelor of science degree from Fordham College in 1957.

     The Board of Directors recommends that the shareholders vote FOR the election of each nominee for director named above.

          INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

     All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. The Company compensates its non-employee directors for service on the Board of Directors or any committee thereof via an annual retainer of $10,000 plus $2,000 for each meeting attended in person and $500 for each meeting attended telephonically. Directors are also eligible to receive grants of options under the Company's incentive plans. Any non-employee director of the Company is reimbursed for expenses incurred for attendance at meetings of the Board of Directors and any committee of the Board of Directors. Each executive officer of the Company serves at the discretion of the Board of Directors.

     The Board of Directors has established two committees and retains the authority to establish additional committees from time to time. The majority of both the following committees is made up of outside directors.

     The Audit Committee presently consists of Walter R. Keay and Edward F. Cowle. The Audit Committee recommends the Company's independent certified public accountants, reviews the annual audit and interim financial reports of the Company, and reviews audit and any nonaudit fees paid to the Company's independent certified public accountants. The Audit Committee reports its findings and recommendations to the Board of Directors for ratification. During the last fiscal year, the members of the Audit Committee were Brian Abeel and Edwin Phelps, and the committee held three meetings. Stephen Bamberger became a member in fiscal 2000 replacing Mr. Abeel. Messrs. Bamberger and Phelps were replaced on the Audit Committee after their resignations from the Board of Directors in February 2000.

     The Compensation Committee consists of H. DeWorth Williams, Walter R. Keay and William P. Behrens. The Compensation Committee supervises the Company's compensation policies, administers employee incentive plans, reviews and approves officers' salaries, and recommends to the Board of Directors such other forms of remuneration as it deems appropriate. During the last fiscal year, members of the Compensation Committee were H. DeWorth Williams and Edwin Phelps. Stephen Bamberger became a member in fiscal 2000. The Compensation Committee held one meeting during the last fiscal year. Messrs. Phelps and Bamberger were replaced on the Compensation Committee after their resignations from the Board of Directors in February 2000.

     During the Company's fiscal year ended September 30, 1999, there were 18 meetings of the Board of Directors. Each director attended 75% or more of the aggregate number of meetings of the Board and any Committee of which he is a member.

     The Board of Directors, acting as a committee of the whole, has the responsibility for considering nominations for prospective Board members. The Board of Directors will consider nominees recommended by shareholders who submit a notice of nomination to the Company at least 30 but not more than 60 days prior to the first anniversary of the preceding year's annual meeting.

Such notice shall contain appropriate data with respect to the suggested candidate and the shareholder submitting the proposal in order to make an informed decision as to the qualifications of the person.

Key Personnel

     Set forth below is certain information regarding certain key personnel who do not serve on the Board of Directors.

     Eric Miller, age 33, has been employed by the Company since 1988 and has served on the Company's Executive Committee since 1993. He was appointed as President and Chief Executive Officer of the Company in March 2000. Mr. Miller served as Engineering Manager from 1993 to 2000 and was an engineer with the Company from 1988 to 1993. From 1985 to 1987, Mr. Miller was an engineering assistant with Sokal Crystal Products, a radio communications equipment company in Glendale, Arizona. Mr. Miller graduated in 1987 from DeVry Institute of Technology in Phoenix, Arizona with a B.S. Degree in Electronics.

     Roosevelt Rogers, age 40, has been employed by the Company since 1996 and is currently General Sales Director. Mr. Rogers was appointed as Vice President of the Company in March 2000. From 1992 to 1996, Mr. Rogers was a Product Manager with MPH Industries, Inc., a subsidiary of MPD, Inc. in Owensboro, Kentucky, and from 1990 to 1992, he was Regional Sales Manager with Tech Systems, Inc.; Mobile Video Recording Systems in Atlanta, Georgia. Mr. Rogers was a State Trooper with the Georgia State Patrol in Atlanta, Georgia from 1982 to 1990, and was a police officer with the Roswell Police Department in Roswell, Georgia from 1977 to 1982. Mr. Rogers attended Brescia College in Owensboro, Kentucky studying Business Administration.

     Elizabeth Hearty, age 33, joined the Company in September 1999 and has served as the Company's Controller. In March 2000, Ms. Hearty was appointed Corporate Secretary of the Company. Prior to joining the Company, Ms. Hearty was President and Director of DataVision Security Services in Englewood, Colorado from 1996 to 1999. From 1990 to 1996, she served as Controller of InterCap Funds, Joint Venture. Ms. Hearty received a B.S. degree in accounting from the University of Colorado in 1989.

Special Committee - Resignation of Outside Directors

     On October 28, 1998, the Company's Board of Directors established the Special Committee comprised of directors Richard B. Sayford, F. James Lynch and William R. Carr. The Special Committee was directed to "independently investigate the Company's accounting records and irregularities relating to the Company's accounting records and to report to the board the results of its investigation." Pursuant to this charge, the Special Committee retained independent legal counsel which, in turn, retained an independent auditing firm to assist in the investigation. Upon the recommendation and concurrence of BDO Seidman, LLP ("BDO"), the Company's independent auditor at that time, the Special Committee retained an interim Chief Financial Officer who reported directly to the Special Committee and instituted additional internal controls to enhance the integrity of the investigation and the Company's financial reporting procedures.

     During the pendency of the Special Committee's investigation, on December 21, 1998, BDO resigned as the Company's independent auditor and withdrew its opinions of the Company's financial statement for the years ended September 30, 1993 through 1997, for the reasons cited in its letter of resignation and as set forth elsewhere in this proxy statement.

     A Special Meeting of the Company's Board of Directors was held on January 7, 1999 (the "Meeting"). The purpose of the Meeting was to receive the report and recommendations of the Special Committee.

     The Special Committee proposed that certain directors and executive officers tender their resignations and that the Company's President pay to the Company all amounts, if any, due from him to the Company. The Special Committee further proposed that the Company hire a new Chief Executive Officer and Chief Financial Officer from outside the Company and search for and retain an auditing firm that is completely independent from the Company's officers and/or directors. The Special Committee also proposed that certain directors agree to place their shares of the Company's common stock into a voting trust or other arrangement whereby such shares may be voted in accordance with management's direction. It was further suggested that upon the implementation of the above recommendations, the composition of the Board of Directors be revised to provide for three inside and three independent directors. The Special Committee then recommended that in the event the Chief Executive Officer and Chief Financial Officer did resign, each be offered a consulting agreement with the Company.

     Following the presentation and proposals by the Special Committee, those directors not on the Special Committee made a counter-proposal. Without responding to the counter-proposal, the individuals on the Special Committee informed the Board of their intent to resign from the Special Committee and from the Board of Directors. Each of the resigning directors, F. James Lynch, Richard
B. Sayford and William R. Carr, submitted letters to the Company's Board dated January 11, 1999 confirming their resignations. Each of the resigning directors cited, as the reason for his resignation, the refusal of the other members of the Board to accept the proposals of the Special Committee. See the Company's Annual Report for a more extensive discussion of this matter.

     On February 19, 1999, the Board of Directors accepted the resignations of David Williams as President and Chief Executive Officer, and Pamela Sevy as Chief Financial Officer, to be effective upon the filing of the 1998 Form 10-K. The Board also nominated Blair Zykan as the Company's new President and Chief Executive Officer effective February 23, 1999.

     On February 23, 1999, the Board of Directors appointed Brian Abeel to fill one of the vacancies on the Board from the resignations of the previous directors. On November 29, 1999 Mr. Abeel joined the Company as Executive Vice President and Chief Financial Officer while remaining on the Board of Directors. Mr. Abeel was also named Secretary of the Corporation in November 1999.

On March 11, 1999, the Board of Directors appointed Edwin Phelps to fill one of the vacancies on the Board from the resignations of the previous directors. He was appointed Chairman of the Board on October 8, 1999. On April 9, 1999 the Board of Directors appointed Stephen Bamberger to fill one of the vacancies on the Board from the resignations of the previous directors.

  Resignation of the Company's President, Chief Financial Officer and Outside
                                   Directors

     On February 23, 2000, an Independent Shareholders Committee formed by H. DeWorth Williams and others, filed with the SEC a Definitive Proxy Statement. The purpose of this Proxy Statement was to solicit proxies to attempt to create a new Board of Directors. Specifically, the Proxy proposed the nomination of Nicholas J. Cooney and William P. Behrens as directors of the Company to replace incumbent Edwin Phelps and Stephen Bamberger. The Proxy further proposed the re-election of Blair Zykan, Brian Abeel, Jeremy G. Dunne and H. DeWorth Williams, as directors of the Company. The Independent Shareholders Committee stated that the changes were necessary to bring to the Board much-needed experience in the areas of public markets, investment banking, mergers and acquisition strategy and finance.

     On March 1, 2000, the Company announced that Blair Zykan, its President and Chief Executive Officer, and Mr. Phelps, an outside director and Chairman of the Board, had submitted their resignations to the Company's Board of Directors. On March 3, 2000, the Company announced the resignation of Brian Abeel, its Executive Vice President and Chief Financial Officer, and Mr. Bamberger, an outside director.

     Following the resignations of four Board members, the remaining directors met on March 3, 2000 and filled three of the four Board vacancies with William
P. Behrens, Edward F. Cowle and Walter R. Keay. The Board then appointed Eric Miller as President and Chief Executive Officer, and Roosevelt Rogers as Vice President. On March 8, 2000, the Company appointed of Nicholas J. Cooney as the sixth member of the Board and also appointed Elizabeth Hearty as Corporate Secretary.

                            EXECUTIVE COMPENSATION

     The following table sets forth a summary of cash and non-cash compensation for each of the last three fiscal periods ended September 30, 1999, 1998 and 1997, with respect to the Company's former Chief Executive Officers. No other executive officer of the Company has earned a salary greater than $100,000 annually for any of the periods depicted.

                          Summary Compensation Table

                                                                  Other Annual     Restricted     All Other
Name and Principal Position Year          Salary     Bonus        Compensation     Stock Award  Compensation
--------------------------------          ------     -----        ------------     -----------  ------------
Blair Zykan.................1999         $ 87,018       $-           $15,844          8,333**            $-
 Former President, C.E.O.   1998                *        -                 -                -             -
                            1997                *        -                 -                -             -

David Williams..............1999         $100,608        -                 -                -             -
 Former President, C.E.O....1998           92,500        -                 -                -             -
                            1997           90,525        -                 -                -             -

---------------------------
* Mr. Zykan was not an officer of the Company during 1998 or 1997 and did not earn over $100,000 during those years. In 1999 he was paid commissions of $15,844 prior to being named President and C.E.O.

** During 1999 Mr. Zykan entered into an employment agreement that provided for a Deferred Share Award of 25,000 shares of stock in the Company, vesting one third at the date of grant and one third each year thereafter until fully vested.

     The preceding table does not include any amounts for non-cash compensation, including personal benefits, paid to David Williams or Blair Zykan. The Company believes that the value of such non-cash benefits and compensation paid during the periods presented did not exceed the lesser of $50,000 or 10% of the cash compensation reported.

    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End
                               Option/SAR Values


                                    Number of Securities                   Value of
                                   Underlying Unexercised                Unexercised
                                      Options/SARs at                   In-the-Money
                                      Fiscal Year End                  Fiscal Year End
Name and Principal Position      Exercisable/Unexercisable       Exercisable/Unexercisable
                                 -------------------------       -------------------------

David Williams................          68,250/none                      $0/none
Former President, C.E.O. (1)

Blair Zykan...................         126,000/none                      $0/none
Former President, C.E.O. (2)

_________________
     (1) On June 3, 1994, the Company granted options to purchase 68,250 shares of the Company's common stock to David Williams, President and CEO, pursuant to the Company's Equity Incentive Plan. The options are non-transferable and vested annually in three equal installments over a three-year period. As of September 30, 1999, all options were fully vested.
     (2) On June 3, 1994, the Company granted options to purchase 51,000 shares of the Company's common stock to Blair Zykan pursuant to the Company's Equity Incentive Plan. The options are non-transferable and vested annually in three equal installments over a three-year period. As of September 30, 1999, all options were fully vested. On February 23, 1999, the Company granted Mr. Zykan options to purchase 75,000 shares of the Company's common stock, pursuant to the Company's Equity Incentive Plan. The options are non-transferable and vested fully six months after issuance. As of September 30, 1999, all options were fully vested.

Employment Agreements

     On April 8, 1999, the Company entered into an employment agreement with its newly appointed President, Blair Zykan. Under the terms of the agreement, Mr. Zykan agreed to serve as President and C.E.O. for a period of three years for a base annual salary of $97,000 and certain other fringe benefits. In addition, Mr. Zykan was entitled to an annual cash bonus pursuant to a formula based on corporate performance and comparable on a percentage basis to bonuses given to similarly situated executives at companies similar in size to the Company. The agreement also provided for the grant of stock purchase options to purchase 75,000 shares of the Company's common stock at $3.25 per share, exercisable for a period of ten years. Additionally, the Company granted Mr. Zykan a deferred share award of 25,000 shares of the Company stock, vesting one third upon grant and one third on the anniversary date of the agreement in each of the next two years. Further, the agreement provided that in the event of a change of control of the Company and certain other specific triggering events, the Company would pay Mr. Zykan a lump sum payment of 2.99 times his base salary at the time of the change of control. Mr. Zykan's employment agreement terminated following his resignation from the Company.

     The Company also entered into an employment agreement dated November 1, 1999 with Executive Vice President and Chief Financial Officer, Brian Abeel. Mr. Abeel's agreement was for a period of three years for a base annual salary of $95,000 and certain other fringe benefits. Mr. Abeel was also entitled to an annual cash bonus pursuant to a formula based on corporate performance and comparable on a percentage basis to bonuses given to similarly situated executives at companies similar in size to the Company. The agreement further provided for the grant of stock purchase options to purchase 45,000 shares of the Company's common stock at $1.375 per share, exercisable for a period of ten years. In addition, Mr. Abeel retains his options granted as a Director to purchase 30,000 shares of the Company's stock at $3.25 per share, exercisable for a period of ten years. In addition, Mr. Abeel was granted a deferred share award of 25,000 shares of the Company stock, vesting one third upon grant and one third on the anniversary date of the agreement in each of the next two years. Further, the agreement provides that in the event of a change of control of the Company and certain other specific triggering events, the Company will pay Mr. Abeel a lump sum payment of 2.99 times his base salary at the time of the change of control. Mr. Abeel's employment agreement terminated following his resignation from the Company.

     On April 12, 1999 the Company hired Suanne Parro as Chief Financial Officer. On December 7, 1999, Ms. Parro tendered her resignation in conjunction with the hiring of Brian Abeel as Executive Vice President and Chief Financial Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own more than ten percent of the Company's outstanding Common Stock, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of reports received by the Company and representations from the Company's officers and Directors, the Company believes that all Section 16(a) filing requirements applicable to officers, directors and greater than ten percent beneficial owners have been met, except that the initial reports reflecting acquisition of stock options by Blair Zykan, Brian Abeel, Edwin Phelps and Stephen Bamberger were filed late.

Certain Relationships and Related Transactions

     In September 1998, the Company sold for $50,000 certain computer chips to an Australian customer. The sale was initially recorded by the Company at a $0 sales price. The Company's Controller became aware of the transaction after it was completed. David Williams and Pamela Sevy, the Company's President and Chief Financial Officer, respectively, applied the proceeds from the sale to reduce Mr. Williams' account receivable at the Company by $50,000. This was in consideration for monies Mr. Williams had transmitted to the Company to reduce the Australian receivable and, that due to the resale of returned units by the Company, were considered unrecoverable by him. Subsequently, the Company reversed this transaction, debited Mr. Williams account receivable for $50,000, and recorded the sale as revenues to the Company. The Company then reduced Mr. Williams' account receivable by $50,000 to recognize the monies he had transmitted to the Company to reduce the Australian receivable remaining unrecovered by him.

     Effective October 25, 1999 the Company accepted the resignations of David Williams and Pamela Sevy, who both resigned as President / Chief Executive Officer and Chief Financial Officer, respectively, on February 19, 1999. The separation agreements provide for payment to Mr. Williams of $23,687 of accrued vacation plus $98,764 of severance pay, payable $24,691 in November 1999 and the remainder over twelve monthly installments of $6,173 per month beginning November 23, 1999, and for payment to Ms. Sevy of $16,845 of accrued vacation plus $68,527 of severance pay, payable $17,132 in November 1999 and the remainder over twelve monthly installments of $4,283 per month beginning November 23, 1999. In addition, both Mr. Williams and Ms. Sevy will receive indemnification of legal fees and costs incurred in connection with the litigation and SEC proceedings up to a maximum of $25,000 each, and the Stock Option Certificates each hold will be amended to permit the exercise of his or her Stock Options through the end of the current option term, which is June 2, 2004. The Company has negotiated an Independent Manufacturer's Representative agreement with Mr. Williams which pays him a commission on sales to certain of the Company's customers.

     Following Blair Zykan's resignation from the Company on March 3, 2000, the Company paid Mr. Zykan pursuant to his Employment Agreement a lump sum payment of $41,214, representing approximately four months salary of $35,628 and accrued vacation of $5,596.

     Following his resignation from the Company on March 2, 2000, Brian Abeel entered into a Separation Agreement with the Company. Under the terms of that agreement, the Company agreed to pay Mr. Abeel the amount of $31,667, representing four months salary. Mr. Abeel also agreed to surrender any and all legal claims he may have against the Company, its subsidiaries and affiliates, subject only to limited exceptions related to workers compensation claims, retirement benefits, unemployment benefits, insurance, vested stock options and legal fees or costs. Additionally, the Company paid Mr. Abeel $12,500 representing compensation for the surrender of his vested deferred share award of 8,333.33 shares at the rate of $1.50 per share.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of March 21, 2000, the number of shares and the percentage ownership of record and/or beneficially owned by each person who is the beneficial owner of more than 5% of the Company's Common Stock, by each person who serves as a director of the Company and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the Company has been advised that each of the named persons has sole voting power and sole dispositive power with respect to the shares indicated.

                               Number of Shares Beneficially       Percent of
Name of Beneficial Owner        Owned as of March 21, 2000      Common Stock(1)
------------------------        --------------------------      ---------------
Jeremy G. Dunne(2)............             417,000                     8.2%
H. DeWorth Williams(3)........             609,007                    12.1%
David Williams(4).............             388,686                     7.6%
Edward F. Cowle...............             196,625                     3.9%

Plaza Resources Company(5)....             356,250                     6.6%
Directors and officers as a
 group (8 persons)(6).........           1,298,141                    25.2%

-----------------
(1) Percentage ownership is calculated separately for each person on the basis of the actual number of outstanding shares as of March 21, 2000 and assumes the exercise of options held by such person (but not by anyone else) exercisable within sixty days. These percentages reflect corrections to minor calculation errors in the Company's Annual Report.
(2) Includes 68,250 shares, which may be acquired by Mr. Dunne pursuant to the exercise of stock options exercisable within sixty days.
(3) Includes 30,000 shares, which may be acquired by Mr. Williams pursuant to the exercise of stock options exercisable within sixty days.
(4) Includes 68,250 shares, which may be acquired by Mr. Williams pursuant to the exercise of stock options exercisable within sixty days.
(5) Includes 356,250 shares issuable upon exercise of the PRC Warrants. PRC is a wholly owned subsidiary of GEICO Corporation. See Note 5 to the Company's consolidated financial statements.
(6) Includes 140,250 shares, which may be acquired by the Company's officers or directors within sixty days pursuant to the exercise of stock options at various prices.

                               PERFORMANCE GRAPH

     The graph below provides an indicator of cumulative total shareowner returns for the Company as compared with the S&P 500 Stock Index ("S&P 500") and a group of peer issuers. Assumes $100 invested October 1, 1994 in the Company, the S&P 500 and the Peer Group (1).








                            9/30/94    9/30/95    9/30/96    9/30/97    9/30/98    9/30/99
                            -------    -------    -------    -------    -------    -------

S&P 500..................   $ 100.00   $ 129.95     156.52   $ 220.21   $ 240.76   $308.06
Laser Technology, Inc....   $ 100.00   $ 129.41   $ 108.94   $  91.29   $  83.84   $ 26.47
Nasdaq Electronic
Component Stocks Index...   $ 100.00   $ 199.37   $ 237.09   $ 416.80   $ 332.09   $683.06

-------------
(1)  The Peer Group is represented by the Nasdaq Electronic Components Stock
     Index.

ITEM 2. PROPOSAL TO AUTHORIZE ADDITIONAL SHARES FOR THE LASER TECHNOLOGY, INC. NON-EMPLOYEE DIRECTOR OPTION PLAN

Non-Employee Director Option Plan

     In 1994, the Company adopted a stock option program for non-employee directors (the "Director Plan"). The Director Plan provides for the grant of options to purchase 30,000 shares of the Company's Common Stock at the effective date of the plan to each member of the Company's Board of Directors who is not an employee of the Company, and a grant of options to purchase 30,000 shares to each non-employee director who is newly elected to the Board after the effective date of the Director Plan. The maximum number of shares that may be subject to options issued under the Director Plan is 120,000. The exercise price in each case is the fair market value of the Common Stock on the date of grant, determined in the same manner as under the Employee Plan. As of September 30, 1999, pursuant to the Director Plan, options to purchase 30,000 shares have been granted to each outside director at exercise prices ranging from $1.56 to $4.25 per share. Options granted under the Director Plan vest one-third each year for three years and expire ten years after the date of grant, or, if sooner, three months after the holder ceases to be a director of the Company (subject to certain exceptions contained in the Director Plan). At March 21, 2000, a total of 120,000 options were outstanding and 30,000 were exercisable pursuant to the Director Plan.

Proposed Amendment to Non-employee Director Option Plan

     Under the Director Plan as originally adopted, the maximum number of options to purchase shares of the Company's Common Stock that may be issued pursuant to the Plan is 120,000 shares. The Board of Directors has determined that it is in the best interest of the Company to increase the number of authorized shares by an additional 120,000 shares. The number of authorized shares is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in the Common Stock. Upon exercise of the options, the option holders must pay to the Company the full exercise price as established by the plan in order to acquire their shares. The current market value of the shares of Common Stock underlying the options that may be awarded under the amended Director Plan as proposed is $855,000 per share, based on the closing price as reported by the American Stock Exchange on March 21, 2000. If the amendment to the Director Plan is adopted, each of the four new directors will receive options to purchase 30,000 shares of the Company's Common Stock at the price of $1.75, the closing price on the March 8, 2000, the date the options were granted subject to shareholder approval.

Administration

     The Director Plan is administered by a Compensation Committee consisting of members of the Company's Board of Directors (the "Committee"). The Committee must be structured at all times so that it satisfies the "disinterested administration" requirement of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee has the sole discretion to identify directors to whom awards may be granted under the plan and the manner in which such awards will vest. Awards under the Director Plan shall be made by the Committee to eligible directors in such number and at such times as the Committee shall determine, except that the maximum number of shares subject to one or more options or stock appreciation rights that can be granted during the term of the plan to any individual director is 30,000 shares of Common Stock.

Exercise

     The Committee determines the exercise price for each option; however, options must have an exercise price that is at least equal to the fair market value of the Common Stock on the date the option is granted (at least equal to 110% of the fair market value in the case of an incentive stock option granted to a director who owns Common Stock having more than 10% of the voting power). Options under the Director Plan become exercisable in increments after each year of continuous services after the date of grant. One third of the total number of shares subject to options may be exercised after twelve months of continuous service, with an additional one third being exercisable after each additional year of continuous service with the Company through the third year of continuous service. The Committee determines the term for each option; provided that the maximum term for each option is ten years (five years in the case of an incentive stock option granted to an employee who owns Common Stock having more than 10% of the voting power). An option holder may exercise an option by written notice and payment of the exercise price in (i) cash or certified funds,
(ii) by the surrender of a number of shares of Common Stock already owned by the option holder for at least 6 months with a fair market value equal to the exercise price, or (iii) through a broker's transaction by directing the broker either to sell all or a portion of the Common Stock to pay the exercise price or to make a loan to the option holder to permit the option holder to pay the exercise price. Option holders who are subject to withholding of federal and state income tax as a result of exercising an option may satisfy the income tax withholding obligation through the withholding of a portion of the Common Stock to be received upon exercise of the option. Options, stock appreciation rights, stock units and restricted stock awards granted under the Director Plan are not transferable other than by will or by the laws of descent and distribution.

Amendment and Termination

     The Board may amend the Director Plan in any respect at any time provided shareholder approval is obtained when necessary or desirable. However, no amendment can impair any option granted, or deprive an option holder of any Common Stock acquired without the option holder's consent.

Approval Required

     The affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the matter is required to approve the increase in shares available under the Laser Technology, Inc. Non-Employee Director Option Plan. Any director who may receive shares pursuant to the amended Director Plan shall withhold their vote on this item.

     The Board of Directors recommends that the shareholders vote FOR the amendment to the Laser Technology, Inc. Non-Employee Director Option Plan to increase the number of shares available for issuance under the plan by 120,000 shares.

                       ITEM 3.  REIMBURSEMENT OF EXPENSES

     The Board of Directors has proposed that the Company reimburse certain shareholders, including H. DeWorth Williams, an incumbent director and nominee for re-election to the Board of Directors, for legal fees and other expenses associated with the Proxy Statement filed by the Independent Shareholders Committee (the "Committee"). On February 23, 2000, the Independent Shareholders Committee formed by Mr. Williams and others, filed with the SEC a Definitive Proxy

Statement. The Committee proposed the creation of a new Board of Directors and nominated Nicholas J. Cooney and William P. Behrens as directors of the Company to replace incumbent Edwin Phelps and Stephen Bamberger. The Committee's Proxy further proposed the re-election of Blair Zykan, Brian Abeel, Jeremy G. Dunne and H. DeWorth Williams, as directors of the Company. The Committee stated that changes were necessary to bring to the Board much-needed experience in the areas of public markets, investment banking, mergers and acquisition strategy and finance.

     Following the filing of the Committee's Proxy Statement with the SEC, Messrs. Zykan, Abeel, Phelps and Bamberger tendered their resignations to the Board of Directors. The Committee then withdrew its Proxy Statement from the SEC. Subsequently, the Board appointed as new directors, William P. Behrens, Edward F. Cowle, Walter R. Keay and Nicholas J. Cooney.

     The Committee has submitted a request to the Company that the Company reimburse the Committee for certain bona fide legal fees and other expenses associated with the preparation and filing of the Committee's Proxy Statement. Total expenses to be reimbursed are approximately $95,000. Only fees and expenses directly related to the preparation and filing of the Proxy Statement will be reimbursed.

     Mr. Williams and the Company have agreed that Mr. Williams will not vote any of his shares in this matter. Thus, no shares owned by Mr. Williams will be considered in determining the outcome of this proposal. Accordingly, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the matter, other than Mr. Williams' shares, is required to approve the reimbursement of expenses.

     The Board of Directors recommends that the shareholders vote FOR the proposal to reimburse certain shareholders their expenses associated with the Proxy Statement filed by the Independent Shareholders Committee.

          ITEM 4.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to ratification by the shareholders at the Meeting, the Board of Directors has appointed Jones, Jensen & Company ("JJ & C") as independent auditors for the fiscal year ending September 30, 2000 and until their successors are selected. JJ & C has served as auditors of the consolidated financial statements of the Company for the fiscal years ended September 30, 1993 through September 30, 1999. A representative of JJ & C will be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions.

     The affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the matter is required to ratify the appointment of JJ & C as independent public accountants.

     The Board of Directors recommends that the shareholders vote FOR ratification of the selection of Jones, Jensen & Company, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2000.

            COMPANY'S INDEPENDENT AUDITORS RESIGN AND ARE REPLACED

     BDO Seidman, LLP ("BDO") served as the Company's independent auditor for the years ended September 30, 1992 through 1997. On December 21, 1998, BDO resigned as independent auditor for the Company, citing the following events:

          1. The Company's internal controls could not be relied upon to develop financial statements.

          2. Information had come to BDO's attention indicating that they could no longer rely on management's representations.

          3. BDO concluded that the above events materially impacted the reliability for the financial statements for the fiscal years ending September 30, 1993, 1994, 1995, 1996 and 1997. Therefore, BDO was unwilling to be associated with the above mentioned financial statements and withdrew its opinions on those years.

     The Company filed with the Commission a current report on Form 8-K dated December 28, 1998 disclosing the resignation of BDO. The Form 8-K was amended on January 4, 1999 to include the letter from BDO addressed to the Commission stating whether it agreed with the statements made by the Company in the Form 8-K.

     On January 11, 1999, the Company's Board of Directors approved the appointment of and formally engaged Jones, Jensen & Company, Certified Public Accountants ("JJ&C"), as the Company's independent auditor. Thereupon, JJ&C began auditing the Company's financial statements for the fiscal years ended September 30, 1998, 1997, 1996, 1995, 1994 and 1993. JJ&C was also retained to conduct a detailed review of the financial controls of the Company and made recommendations to the Board of Directors.

     During the Company's two fiscal years and subsequent interim period immediately prior to engaging JJ&C, the Company did not consult with JJ&C regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event, except to the extent necessary for JJ&C to complete its client acceptance procedures. JJ&C has completed the audit of fiscal years 1993 through 1999. The restated results for fiscal years 1995 through 1997 can be found in the Company's Annual Report for the fiscal year ended September 30, 1999, filed on Form 10-K, on December 29, 1999.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matter to be presented for action at the Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment on such matter.

                         ANNUAL REPORT TO SHAREHOLDERS

     The Company's Annual Report to Shareholders, including financial statements, for the fiscal year ended September 30, 1999, has preceded or accompanies this Proxy Statement.

                            SHAREHOLDERS' PROPOSALS

     It is anticipated that the Company's fiscal 2000 Annual Meeting of Shareholders will be held on or about February 22, 2001. Shareholders who intend to present proposals at such Annual Meeting must submit their proposals to the Secretary of the Company on or before October 22, 2000.

                                    GENERAL

     The costs of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be personally solicited by directors, officers or regular employees of the Company (who will not be compensated separately for their services), by mail, telephone, telegraph, cable or personal discussion. The Company will also request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of stock held of record by such persons and request authority for the execution of proxies. The Company will reimburse such entities for reasonable out-of-pocket expenses incurred in handling proxy materials for the beneficial owners of the Company's Common Stock.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation bearing a later date than the proxy, by duly executing a subsequent proxy relating to the same shares, or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy unless the stockholder votes his or her shares of Common Stock in person at the Meeting. Any notice revoking a proxy should be sent to the Secretary of the Company, Elizabeth Hearty, at Laser Technology, Inc., 7070 S. Tucson Way, Englewood, Colorado 80112.

     Please complete, date, sign and return the accompanying proxy promptly in the enclosed envelope.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

                                    By Order of the Board of Directors



                                    /s/ Elizabeth Hearty
                                    Elizabeth Hearty
                                    Secretary

Englewood, Colorado
April 3, 2000

                            Laser Technology, Inc.
                                     PROXY
                        Annual Meeting, April 20, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Eric Miller and Jeremy G. Dunne, as Proxies, each with full power to appoint his substitute, and hereby authorizes them to appear and vote as designated below, all shares of Common Stock of Laser Technology, Inc. held on record by the undersigned on March 21, 2000, at the Annual Meeting of Stockholders to be held on April 20, 2000, and any adjournments thereof.

     The undersigned hereby directs this Proxy to be voted:

     1.  Election of directors:
          [_] FOR the election as directors of all nominees listed below (except as marked to the contrary below)

     or   [_] WITHHOLD AUTHORITY to vote for all nominees listed below

     JEREMY G. DUNNE      H. DEWORTH WILLIAMS       WALTER R. KEAY
     EDWARD F. COWLE      WILLIAM P. BEHRENS        NICHOLAS J. COONEY

     (INSTRUCTION: To withhold authority to vote for any of the above listed nominees, please strike a line through that individual's name)

     2. Adoption of an amendment to the Laser Technology, Inc. Non-Employee Director Option Plan to increase the number of shares available under the plan by 120,000.
          [_] FOR        [_] AGAINST          [_] ABSTAIN

     3. Reimbursement to certain shareholders for legal fees and other expenses associated with the Proxy Statement filed by the Independent Shareholders Committee.
          [_] FOR        [_] AGAINST          [_] ABSTAIN

     4. Proposal to ratify the appointment of Jones, Jensen & Company as independent auditors for the Company for the fiscal year ending September 30, 2000.
          [_] FOR        [_] AGAINST          [_] ABSTAIN

     5. In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THE PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.


Date:__________________________             ________________________________
                                            Signature of stockholder

                                            ________________________________
                                            Signature if held jointly


NOTE: Please mark, date, sign and return this Proxy promptly using the enclosed envelope. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.